Exhibit 10.8

General Incentive Arrangement for 2005

 General Plan and Senior Management Plan

We are recommending a 2005 arrangement with the same basic format as 2004 for our general employee population with the exceptions of Senior Executives, the Chief Investment Officer, Branch personnel, Commercial Lenders, Real Estate Lenders, and Trust Officers with client accounts for whom we will be recommending specific pay-for-performance plans.

We have updated the 2005 plan to be reflective of current budget targets.

In summary the program will again have three major objectives

    A plan agreed upon and communicated in advance and not subject to year end negotiations
    A plan that provides a non-judgmental "incentive award" to the general employee population but scaled to corporate performance
    A plan, which provides appropriate incentives to senior level officers but is reflective of both corporate performance and individually, assigned goals and contributions.

Threshold

If BHB’s consolidated net earnings meets or exceeds the budgeted target of $ 6,134 (7% over 2004 net earnings), a payment will be made as detailed below:

The figures quoted below are pretax with associated FICA and 401K contributions included.

The general employee population (with groups detailed above excluded) will receive 3% of salary.

There will be no award for senior officers at the minimum threshold level. There will be no award to senior officers, at any level of earnings, if we do not maintain a rating of "2" on our 2005 FDIC exams.

The total pre-tax cost to fund the members of the general employee population at the 3% payout (with taxes and 401K) will be approximately $ 121,134. The earnings threshold amount of $6,134 includes an accrual to fund this payout.

Subsequent Targets

If BHB’s consolidated net earnings reach $6,248 (9% over 2004 net earnings), payment will be made as detailed below.

The general employee population will receive 4% of salary for an approximate total of $151,416.

Senior Managers (Murphy, Shencavitz, Bonsey, Dalton, Sawyer, Leackfeldt, and Thibault,) will become eligible for a 10% salary award at this level. Fifty percent will be based on achievement of the corporate earnings goal and 50% based on an assessment of success in reaching specific individual goals. The total maximum award based on present salary levels -- at the 10% level for this group would be $99,700

Stretch Target

If BHB’s consolidated net earnings reach $6,305 (10% over 2004 net earnings), for each 1% an additional payment will be made. There will be no cap on this opportunity.

The general employee population will receive an additional 1/2% of their salary, for each additional 1% achieve in earnings. The total pre-tax cost to fund each 1/2% of incremental net earnings will be approximately $15,142

Twenty-five cents of each net income dollar earned exceeding a 10% increase in earnings will go into a pool to be disbursed among Senior Officers, at the discretion of the Board and the CEO, based on individual contributions. Seventy-five cents of each incremental dollar of net income will remain for the benefit of the shareholders.

Again, we believe that this is a rational approach to providing predictable payouts for predictable success while adding a "stretch" component to those individuals with the ability and opportunity to deliver results.